Exhibit 99.1

Live Ventures Announces Second Quarter Fiscal 2019 Financial Results

LAS VEGAS, May 14, 2019 -- Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company, today announced financial results for its second quarter of fiscal year 2019, which ended March 31, 2019. The company reported quarterly revenue of $46.9 million, and basic EPS (earnings per share) of $0.25.

The company reported total assets of $131.8 million as of March 31, 2019 and a decrease in liabilities of approximately $11.7 million since the beginning of the company’s current fiscal year. Stockholders’ equity stood at a record $41.2 million, or $21.59 per basic common share.

Key highlights of Q2 of fiscal 2019 include:

•	Revenues of $46.9 million;

•	Gross profit of $18.6 million;

•	Live Ventures repurchased 43,347 shares of its common stock since the beginning of the company’s current fiscal year through its existing buyback program;

•	Decrease in interest expense of 15.68% compared to the same period in the prior fiscal year;

•	Decrease in liabilities of over $11.7 million for the six months of fiscal 2019; and

•	Total assets of $131.8 million.

Cash availability, representing cash on hand and available credit on the company’s consolidated revolving lines of credit, was $15.3 million.

“Live Ventures continues its strong start into fiscal 2019, reporting healthy quarterly and semi-annual revenue and operating cash flow,” said Virland Johnson, CFO of Live Ventures.  “We have achieved record manufacturing segment and excellent Vintage Stock results, though ApplianceSmart was a laggard on our financials this quarter. Year over year revenues decreased primarily as a result of store closures at ApplianceSmart. Net Income was negatively impacted due to several one-time costs and other financing costs. We believe ApplianceSmart has turned the corner and we expect a full recovery in our third fiscal quarter. In addition, the company expects to continue to be opportunistic and repurchase shares of its common stock under the existing buyback program when management believes the price is right”.

Live Ventures will be holding its second quarter fiscal year 2019 conference call at 4:30 p.m. Eastern Time on May 14, 2019. Management will take live questions following the prepared remarks. Interested investors may participate in the conference call by dialing (877) 876-9173 (for U.S.-based callers) or (785) 424-1667 (for international callers) and providing the operator with the conference ID: LIVE VENTURES.

About Live Ventures

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary Marquis Industries, the company manufactures and sells residential and commercial carpets primarily in North America. Marquis Industries also designs, sources and sells hard-surface flooring. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer's doorstep. Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a chain of company-owned retail stores operating under the name ApplianceSmart®.

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Forward-Looking and Cautionary Statements

The use of the word “company” or “Company” refers to Live Ventures Incorporated and its wholly-owned subsidiaries. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the company’s actual results. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements and include statements relating to enhancing shareholder value, the recovery of the ApplianceSmart business, and repurchasing shares under the company’s buyback program. Live Ventures may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 2018 (available at http://www.sec.gov). Live Ventures undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

This press release should be read in conjunction with the Form 10-Q to which it relates, and with the information included in our other press releases, reports, and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Contact:

Live Ventures Incorporated
Tim Matula, Investor Relations
(425) 836-9035
tmatula@liveventures.com
http://liveventures.com
Source:  Live Ventures Incorporated

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